Exhibit 10.28

[Letterhead]

December 7, 2012

Curtis S. Lane

623 Fifth Avenue, 15th Floor

New York, NY 10022

Dear Curtis:

We would like to set forth the terms of your compensation as a director on the board of directors (the “Board”) of Surgical Care Affiliates, LLC, a Delaware limited liability company (“SCA”), and such other subsidiaries of SCA as the Managing Member of ASC Acquisition LLC, a Delaware limited liability company (the “Parent”), may reasonably request from time to time. The terms of this letter agreement (this “Agreement”) will be effective as of July 1, 2012 (the “Effective Date”) and will supersede and replace any existing director compensation arrangements between the parties, including that certain letter agreement dated April 14, 2008, as of the Effective Date.

I.	Annual Compensation.

You will receive (a) an annual cash retainer of $50,000 (the “Retainer”), payable in equal quarterly installments of $12,500 in arrears within 30 days after the end of each quarter of service (if you serve part of a quarter, the payment will be prorated based on the number of weeks in the quarter served and paid within 30 days of the termination of your service), and (b) $30,000 in the form of restricted stock units (the “RSUs”) of the Parent, pursuant to a Restricted Equity Unit Grant Agreement in the form attached hereto. The initial RSU grant will occur as soon as practicable after the date hereof and will be effective for purposes of vesting as of July 1, 2012. Thereafter you shall receive $30,000 in the form of RSUs of the Parent on or about each anniversary of July 1, subject to your continuing to serve on the Board on each such anniversary. The RSUs will vest ratably over a two-year period (i.e., 50% vested 12 months after the grant and 100% vested 24 months after the grant), subject to your continuing to serve on the Board through such date.

II.	Attendance at Board Meetings; Per Meeting Fee

You will be expected to use your reasonable best efforts to attend all Board meetings, and will be expected to attend a minimum of three quarterly Board meetings each year in person. Otherwise, you may attend such meeting by telephonic or other electronic means. Reasonable expenses actually incurred by you in traveling to the Board Meetings shall be reimbursed by SCA upon presentation of such documentation as SCA may reasonably request.

III.	Reelection to the Board

Your continued service on the Board will be subject in all respects to the provisions of the limited liability agreements of each of SCA and the Parent.

Sincerely,

ASC ACQUISITION LLC, sole member of Surgical Care Affiliates, LLC
By: TPG Partners V, L.P., its Managing Member
By: TPG GenPar V, L.P., its general partner
By: TPG Advisors V, Inc., its general partner

By:	/s/ Todd Sisitsky
	Name:	Todd Sisitsky
	Title:	Vice President

ACCEPTED:

/s/ Curtis S. Lane
Curtis S. Lane

Date:	1/2/13